M Fund, Inc.
                         Form: N-SAR June 30, 2000
                            Attachment- Item 77C

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              Matters submitted to a vote of security holders

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A special meeting of the fund's shareholders was held on April 11, 2000.  The results of votes taken among shareholders on proposals before them are reported below.

Proposal 1

To adopt an amended Investment Advisory Agreement between the Company and the Adviser, with respect to Brandes International Equity Fund, changing the management fee of the Fund.

                                    # of                   % of
                                Shares Voted           Shares Voted
                   In Favor        3,041,805.024                92.535%
                    Against          245,377.698                 7.465%
                      Total        3,287,182.722                   100%

Proposal 2

To adopt an amended Investment Advisory Agreement between the Company and the Adviser, with respect to Enhanced U.S. Equity Fund, changing the management fee of the Fund.

                                    # of                   % of
                                Shares Voted           Shares Voted
                   In Favor        1,088,085.825                97.688%
                    Against           21,960.530                 1.972%
                 Abstaining            3,789.690                  .340%
                      Total        1,113,836.045                   100%

Proposal 3

To change the fundamental investment policy of Enhanced U.S. Equity Fund with regard to purchasing securities on margin.

                                    # of                   % of
                                Shares Voted           Shares Voted
                   In Favor        4,398,793.686                   100%